UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

IDENTIV, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Press release issued by Vitaprotech group on April 3, 2024

Press release

Lyon, France, April 3rd 2024

Vitaprotech group, a leading European provider of electronic security solutions,

announces the signing of a stock and asset purchase agreement with Identiv

(Nasdaq: INVE), to acquire its Security Business for $145m. This acquisition will create a global leader in cybersecure physical security solutions for enterprise,

hospital, OSE and government customers.

With the support of Seven2 and BPIfrance, Vitaprotech announces the signing of a stock and asset purchase agreement to acquire the physical security, access card and identity reader operations and assets of Identiv, a global digital security and identification leader in the Internet of Things (IoT). The acquisition marks a significant milestone for Vitaprotech, materially expanding access to the North American market, delivering on the strategic objective to further expand outside of Europe. Under the terms of the agreement, Identiv will receive an all-cash payment of approximately $145 million upon closing of the transaction, subject to certain customary adjustments.

With more than 200 employees and presence across the US, Canada, Germany and India, Identiv’s Security Business provides an industry-leading high-security platform that has been trusted by government agencies and commercial organizations worldwide. The Company’s solutions combine the full spectrum of physical access, video and audio security as well as on-premise and cloud-based access control and VMS software. Its cloud-based software solutions have been granted FedRAMP Marketplace Authorization and its access control readers are certified as FICAM-compliant, validating highest cybersecurity standards. The business has grown significantly through its strong innovation capabilities in the pursuit of satisfying highest security demands, providing room for strong collaboration with the current business of Vitaprotech.

The combination of Vitaprotech and Identiv’s Security Business will establish a global leader in cybersecure physical security solutions that will benefit from each other’s innovation capabilities and global partner network. The combined group will generate revenues in excess of $185M with more than 700 employees worldwide.

Quote Eric Thord, Vitaprotech:

I am very pleased to welcome Identiv’s Security Business into the Vitaprotech group. Identiv’s Security Business, under the Hirsch, Velocity, TouchSecure, ScramblePad and other Identiv brands, has built an excellent reputation and expertise in the field of high-security access control and video applications. The combination of its physical security, mobile access control and cloud-based offering is truly impressive and value enhancing for the whole Vitaprotech group. Steven Humphreys will join Vitaprotech as our Deputy CEO and Identiv’s management will lead our North American activities and key product and infrastructure activities. I am looking forward to working alongside them in shaping the future of this newly born global group.

Quote Steven Humphreys, Identiv:

This highly complementary business combination is a true win for both the Identiv and Vitaprotech teams as well as for our customers, partners and the industry overall. Our products together represent the industry’s most complete platform, spanning access control, perimeter security, video surveillance, analytics, credentials, physical and logical access readers, monitoring and physical security management software (PSIM’s). With deep strength in both Europe and the Middle East and across North America, we’re one of the most truly global security companies. Together we secure some of the most critical locations worldwide, with a platform built on the highest levels of cyber and physical security, scalable from small shops to global enterprises and government organizations. The entire Identiv team is excited to bring the full range of our combined high security capabilities to customers worldwide.

Quote Henry Capelle, Seven2:

Seven2 is delighted to continue its commitment to support an ambitious acquisition strategy for the group. Since our investment in January 2023, this marks the second add-on acquisition for Vitaprotech and is truly transformative for the Company on its journey to become the global leader in electronic security.

Both Vitaprotech and Identiv’s Security Business reinforce each other with a highly complementary value proposition, solution offering and geographic footprint. The acquired business will serve as the nucleus in North America for further organic and inorganic growth initiatives. In addition, the combined entity is expected to realize significant synergies.

The transaction is expected to close in the third quarter of 2024, subject to approval by Identiv’s stockholders, and other customary closing conditions. The transaction is also subject to regulatory approval under the Hart-Scott-Rodino (HSR) Act and to approval from the Committee on Foreign Investment in the United States (CFIUS).

Raymond James & Associates, Inc. is serving as financial advisor and Weil Gotshal & Manges LLP as legal counsel to Vitaprotech.

About Vitaprotech

Supported by Seven2 and BPI, Vitaprotech is a European group of leading companies that specializes in the development of solutions in the sectors of Intrusion Detection, Access Control, and Intelligent Software Monitoring. For more than a decade, Vitaprotech has supported its enterprises to help build a safer future for everyone. A leader in the premium security market, Vitaprotech offers a comprehensive and consolidated approach to securing physical access to professional and sensitive sites. Vitaprotech employs more than 500 people across 13 companies worldwide and reported revenues of more than €100M in 2023.

For more information, visit www.vitaprotech.com.

About Identiv

Identiv, Inc. is a global leader in digitally securing the physical world. Identiv’s platform encompasses RFID and NFC, cybersecurity, and the full spectrum of physical access, video, and audio security. Identiv is a publicly traded company, and its common stock is listed on the Nasdaq Stock Market LLC in the U.S. under the symbol “INVE.” For more information, visit identiv.com.

About Seven2

Seven2 is an independent private equity firm fully owned by its partners and financing SMEs and midcaps across Europe. We invest in high-potential businesses in our four sectors of specialization: Tech & Telecom, Consumer, Healthcare and Services.

We arm entrepreneurs with the expertise, support and investment they need to achieve long- lasting sustainable growth.

Follow us: www.seven2.eu | LinkedIn: Seven2 | YouTube: @Seven2

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the expected benefits of the transaction. Forward-looking statements are only predictions and are subject to a number of risks and uncertainties, which could cause actual results to differ materially and adversely from those expressed in any forward-looking statements including, but are not limited to: the risk that the conditions to the closing of the transaction are not satisfied; the occurrence of any event, change or other circumstances that could give rise to the termination of the agreement; the ability of each party to consummate the transaction on a timely basis, or at all; and the failure of the transaction to close for any reason. All forward-looking statements are based on information available on the date of this press release, and we assume no obligation to update such statements.

Additional Information and Where to Find It

Identiv intends to file with the SEC a proxy statement on Schedule 14A with respect to its solicitation of proxies for approval of the transaction (the “Proxy Statement”). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY IDENTIV AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION. Investors and security holders may obtain copies of these documents and other documents filed with the SEC by Identiv free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by Identiv are also available free of charge in the “Investors—Financials” section of Identiv’s website at identiv.com/investors/financials.

Participants in the Solicitation

Identiv, its directors, director nominees, certain of its officers, and other members of management and employees (as set forth below) are or may be deemed to be “participants” (each a “Participant” and collectively, the “Participants”) in the solicitation of proxies from stockholders of Identiv in connection with the transactions contemplated by the agreement.

Information about Identiv’s executive officers and directors, including compensation, is set forth in the sections entitled “Election of Directions,” “Executive Compensation,” including “Executive Compensation—Compensation Discussion and Analysis,” and “Corporate Governance—Compensation of Directors” of Identiv’s definitive proxy statement for its 2023 Annual Meeting of Stockholders, filed with the SEC on April 28, 2023 (the “2023 Proxy Statement”), as well as its Current Reports on Form 8-K filed with the SEC on April 13, 2023 and October 11, 2023.

As of March 31, 2024, each Participant, other than Gary Kremen and James E. Ousley, set forth below beneficially owned less than 1% of Identiv’s issued and outstanding common stock. Information about the ownership of common stock by Identiv’s executive officers and directors is set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management” of the 2023 Proxy Statement. To the extent holdings by the directors and executive officers of Identiv securities reported in the 2023 Proxy Statement have changed, such changes have been reflected in Form 4s filed with the SEC as set forth next to such executive officer’s or director’s name below. Any further changes will be reflected in Forms 3, 4 or 5 to be filed with the SEC, as well as the section entitled “Security Ownership of Certain Beneficial Owners and Management” of Identiv’s definitive Proxy Statement, and other materials to be filed with the SEC. All these documents are or will be available free of charge at the SEC’s website at www.sec.gov and in the “Investors—Financials” section of Identiv’s website at identiv.com/investors/financials.

Directors*^	Security Ownership of Directors	Certain Officers and Other Employees*	Security Ownership of Executive Officers
Laura Angelini	Form 4 filed on August 2, 2023.	Steven Humphreys (Chief Executive Officer and Director)	Form 4s filed on May 2, 2023, May 10, 2023, May 11, 2023, May 15, 2023, June 2, 2023, July 5, 2023, August 2, 2023, September 1, 2023, October 2, 2023, November 2, 2023, December 1, 2023, January 2, 2024, February 1, 2024, March 1, 2024, and April 1, 2024.

Gary Kremen	Form 4 filed on August 2, 2023.	Justin Scarpulla (Chief Financial Officer and Secretary)	N/A

Richard E. Kuntz, M.D.	Form 4 filed on August 2, 2023.

James E. Ousley	Form 4 filed on August 2, 2023.

*	The business address is 2201 Walnut Avenue, Suite 100, Fremont, California 94538.
^	Excludes Steven Humphreys, Identiv’s Chief Executive Officer, who is listed under “Certain Officers and Other Employees.”

In addition, each of Bleichroeder LP and Bleichroeder Holdings LLC (together, “Bleichroeder”) is or may be deemed to be a “participant” in the solicitation of proxies from stockholders of Identiv in connection with the transactions contemplated by the agreement. Information about the ownership of securities of Bleichroeder is set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management” of the 2023 Proxy Statement and Amendment No. 1 to the Schedule 13D filed by Bleichroeder on October 23, 2023. Any further changes will be reflected in the section entitled “Security Ownership of Certain Beneficial Owners and Management” of Identiv’s definitive Proxy Statement, and other materials to be filed with the SEC.